IMAGIS SIGNS RESELLER AGREEMENT WITH DATACARD GROUP

Datacard to integrate Imagis face recognition technology
with secure identity solutions

VANCOUVER, CANADA, July 24, 2002 - Imagis Technologies, Inc. ("Imagis") (OTCBB: IGSTF; TSX: NAB; Germany: IGY), a leading developer of facial recognition systems and other advanced biometrics-based solutions, announced today that it has signed an authorized reseller agreement with Datacard Group, a global leader in card issuance systems and secure identity solutions.

Under the agreement, Datacard will integrate facial recognition technology from Imagis and offer it as a value-added feature in its portfolio of secure identity solutions. Datacard provides corporations, government agencies, schools, hospitals and other large enterprises with identity solutions ranging from basic photo ID systems to highly sophisticated identity networks that leverage biometrics, smart cards and digital imaging technology.

"There is strong market demand for identity solutions that allow corporations, governments and other security-minded organizations to verify that people are who they claim to be," said Martin Kearsley, senior vice president of Datacard's solutions division. "Biometrics is becoming a higher priority component within our Identity Solutions. We are partnering with market leaders like Imagis to ensure that we are offering best-in-class solutions.

"We expect our relationship with Imagis will result in identity solutions that allow our clients to enhance both physical and virtual security," Kearsley said. "We're delighted to be working with yet another market leader."

In recent months, demand for identity solutions that leverage the power of biometrics and smart card technology has increased dramatically. Popular applications include employee badges, national IDs, driver licenses, student IDs, visa, passports and other secure identity documents. In fact, the U.S. recently passed the Enhanced Border Security and Visa Reform Act of 2002, which called for biometrics technology to be embedded into all visas and travel documents of international visitors by October 26, 2003. A second bill currently before the U.S. House of Representatives, the Driver's License Modernization Act of 2002, calls for States to embed biometric identification into all driver's licenses within five years.

"This agreement with Datacard creates tremendous new market opportunities for Imagis and our biometrics-based solutions," said Iain Drummond, president and CEO of Imagis Technologies. "Datacard's identity expertise and rapidly expanding customer base will open new doors for us in the U.S., Canada and abroad. We are looking forward to achieving great things together."

About Datacard Group
 DataCard Corporation, doing business as Datacard Group, provides financial institutions, corporations, consumer marketers, governments, schools, healthcare providers, service bureaus, and other enterprises with the software, systems, and professional services needed to build profitable card programs. In addition to its world-leading portfolio of smart card solutions, the company's product portfolio includes a complete line of secure digital identity systems, card personalization systems, and a full menu of solutions services, which includes planning, implementation, training, and ongoing support for large-scale card programs. Based in Minnetonka, Minn., Datacard is privately held and serves customers in more than 120 countries (http://www.datacard.com).

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Imagis Technologies Inc.
July 24, 2002

About Imagis Technologies Inc.
 Imagis Technologies (OTCBB:IGSTF; TSX:NAB; Germany:IGY) is a leading developer of biometric systems using advanced facial and image recognition technology. This includes biometric security solutions and facial identification solutions for such industry sectors as law enforcement, airports, customs & immigration, driver's licenses & passports, and other government agencies. In addition to providing stand-alone software solutions, Imagis offers a biometric facial recognition Software Development Kit (SDK) to third-party integrators and other software providers who want to develop their own biometric solutions based on Imagis' technology.

The Company, whose Chairman is Oliver "Buck" Revell, the former Associate Deputy Director of the FBI, has over one hundred installations of its software in the United States, the United Kingdom, Canada, and Mexico, including Britain's National Crime Squad (NCS), more than 50 RCMP detachments and police departments across Canada, over 40 police and sheriff departments across the US, and Toronto's Pearson International Airport.

Imagis' technology has been endorsed by leading security agencies and police organizations around the world as an effective measure in identifying criminals, reducing fraud, assisting investigations, and preventing terrorism.

More details on Imagis can be found by visiting http://www.imagistechnologies.com or e-mailing the Imagis business development team at info@imagistechnologies.com.

CONTACTS:

Imagis Technologies Inc.
 Sandra Buschau
VP Investor & Media Relations
Tel: (604) 684-2449
E-mail: sandy@imagistechnologies.com
http://www.imagistechnologies.com

Datacard Group
 Kevin Gillick
Head of Corporate Marketing
Tel: (952) 988.2846
E-mail: Kevin_Gillick @datacard.com
http://www.datacard.com

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